EXHIBIT 20.1

FOR MORE INFORMATION CONTACT:
Jacqueline Underdown 831/761-4741

FOR IMMEDIATE RELEASE

GRANITE CONSTRUCTION TO CHANGE TRANSFER AGENT

Watsonville, California (December 14, 2001) — Granite Construction Incorporated (NYSE:GVA) announced today that effective immediately, Registrar and Transfer Company will replace Mellon Investor Services, LLC as common stock transfer agent and registrar of Granite Construction Incorporated. Registrar and Transfer Company will also be the administrator of Granite Construction Incorporated Dividend Reinvestment and Stock Purchase and Plan (the Plan).

Granite Construction Incorporated shareholders or those interested in purchasing Granite stock may contact Registrar and Transfer Company at:

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016-3572
1-800-368-5948
www.rtco.com

Information about the Plan, its Prospectus, as well as a Plan enrollment form are also available on Granite’s website at www.graniteconstruction.com.

Granite is one of the nation’s largest diversified heavy civil contractors and construction materials producers. Granite Construction serves public and private sector clients through its 48 offices nationwide. For more information about the company, please visit their website at www.graniteconstruction.com.